EXHIBIT 3

NOMINATING AGREEMENT

This NOMINATING AGREEMENT (this “Agreement”) is made as of November 16, 2010 by and among UniTek Global Service, Inc., a Delaware corporation (the “Company”), and those holders of capital stock of the Company listed on Exhibit A hereto (each a “Controlling Stockholder” and collectively, the “Controlling Stockholders”).

RECITALS:

WHEREAS, the Company has at the date hereof approximately 265,237 issued and outstanding shares of the Series B Preferred Stock, of which approximately 237,805 shares (the “Shares”) are owned by the Controlling Stockholders and their affiliates; and

WHEREAS, pursuant to Section 5.2 of the Certificate of Designation, Preferences and Rights establishing the Series B Preferred Stock, each share of Series B Preferred Stock shall automatically be converted into fully-paid and nonassessable shares of the Company’s Common Stock, $0.00002 par value per share (the “Common Stock”), upon the approval of the holders of a majority of the then outstanding shares of Series B Preferred Stock, which such conversion shall be effected automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; and

WHEREAS, in connection with, and conditioned upon the consummation of, an anticipated registered public offering by the Company of the Common Stock (the “Offering”) as registered with the Securities and Exchange Commission on a Registration Statement on Form S-1, the Controlling Stockholders and the Company intend to enter into an agreement (the “Series B Conversion Agreement”) pursuant to which each issued and outstanding share of the Series B Preferred Stock shall be converted a number of shares of Common Stock using the following amounts for the terms defined in Section 5.3 of the Certificate: (i) an Original Issuance Price of $100.00 per share, which increases the Original Issuance Price of $50.00 set forth in the Certificate to give effect to the liquidation preference, on a deemed liquidation, of $100.00 per share of Series B Preferred Stock, as contemplated by Section 3.1 of the Certificate, and (ii) a Conversion Price, as defined in Section 5.3 of the Certificate, equal to 93.5% of the offering price to the public of the shares of Common Stock in the Offering, representing a 6.5% discount to the offering price to the public of the shares of Common Stock in the Offering; and

WHEREAS, it is a condition to the willingness of Controlling Stockholders to enter into the Series B Conversion Agreement that the Company agree with the Controlling Stockholders to hereafter nominate certain persons, as contemplated herein, to serve on the Board of Directors of the Company (the “Board”); and

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Director Nomination Rights.

(a)  For so long as the Controlling Stockholders collectively own beneficially or of record or otherwise have the right to vote or consent with respect to at least twenty-eight percent (28%) of the total number of the then outstanding shares of the Common Stock, the Company shall use its commercially reasonable efforts to cause the Board to nominate, with respect to each election of directors, a number of candidates for election as director who are designated by the Controlling Stockholders which shall equal, together with all other directors whose terms are to continue following such election and who were nominated by the Controlling Stockholders (which directors shall be deemed to include, along with any other directors who are in the future nominated pursuant to this Agreement, Peter Brodsky, Daniel Hopkin and Joseph Colonnetta), three (3).

(b)  For so long as the Controlling Stockholders collectively own beneficially or of record or otherwise have the right to vote or consent with respect to at least eighteen percent (18%), but less than twenty-eight percent (28%), of the total number of the then outstanding shares of the Common Stock, the Company shall use its commercially reasonable efforts to cause the Board to nominate, with respect to each election of directors, a number of candidates for election as director who are designated by the Controlling Stockholders which shall equal, together with all other directors whose terms are to continue following such election and who were nominated by the Controlling Stockholders (which directors shall be deemed to include, along with any other directors who are in the future nominated pursuant to this Agreement, Peter Brodsky, Daniel Hopkin and Joseph Colonnetta), two (2).

(c)  For so long as the Controlling Stockholders collectively own beneficially or of record or otherwise have the right to vote or consent with respect to at least five percent (5%), but less than eighteen percent (18%), of the total number of the then outstanding shares of the Common Stock, the Company shall use its commercially reasonable efforts to cause the Board to nominate, with respect to each election of directors, a number of candidates for election as director who are designated by the Controlling Stockholders which shall equal, together with all other directors whose terms are to continue following such election and who were nominated by the Controlling Stockholders (which directors shall be deemed to include, along with any other directors who are in the future nominated pursuant to this Agreement, Peter Brodsky, Daniel Hopkin and Joseph Colonnetta), one (1).

(d)  The Controlling Stockholders shall not be entitled to the rights set forth under Sections 1(a), 1(b) and 1(c) if (i) they do not collectively own beneficially or of record or otherwise have the right to vote or consent with respect to at least five percent (5%) of the total number of the then outstanding shares of the Common Stock, or (ii) the election of the nominee(s) designated under those Sections would result in such nominee(s) constituting, upon election, a greater percentage of the Board than the minimum ownership percentage set forth in Section 1(a), 1(b) or 1(c), as applicable.

(e)  To the extent that the election of a nominee designated by the Controlling Stockholders pursuant to Section 1(a), which nominee would constitute the third member of the Board nominated by the Controlling Stockholders, would result, if such nominee did NOT qualify as “independent” under the rules of the NASDAQ Stock Exchange, in a majority of the Board failing to consist of directors that DID qualify as independent under such rules, then the Controlling Stockholders shall designate a nominee who would qualify as independent to the extent necessary to cause, upon the election of such nominee, the Board to consist of a majority of directors qualifying as independent.

2.  Representations, Warranties and Covenants of the Controlling Stockholders.  Each Controlling Stockholder hereby represents, warrants and covenants to the Company as of the date hereof that:

(a)  such Controlling Stockholder has the legal capacity, power and authority to enter into and perform all of such Controlling Stockholder’s obligations under this Agreement; and

(b)  the execution, delivery and performance of this Agreement by such Controlling Stockholder does not and will not violate, conflict with, result in a breach of, or require any consent or approval of any other Person under, (i) such Controlling Stockholder’s constituent and governing documents, or (ii) any law, statute, regulation, order, judgment or decree to which such Controlling Stockholder is subject, or (iii) any material agreement or instrument to or under which such Controlling Stockholder is a party or otherwise bound or subject, other than in the case of clauses (ii) and (iii) any such violation, conflict, breach, consent or approval that is not material in any respect.

3.  Representations, Warranties and Covenants of the Company.  The Company hereby represents, warrants and covenants to the Controlling Stockholders as of the date hereof that:

(a)  the Company has the legal capacity, power and authority to enter into and perform all of the Company’s obligations under this Agreement; and

(b)  the execution, delivery and performance of this Agreement by the Company does not and will not violate, conflict with, result in a breach of, or require any consent or approval of any other Person under, (i) the Company’s certificate of incorporation or bylaws, or (ii) any law, statute, regulation, order, judgment or decree to which the Company is subject, or (iii) any material agreement or instrument to or under which the Company is a party or otherwise bound or subject, other than in the case of clauses (ii) and (iii) any such violation, conflict, breach, consent or approval that is not material in any respect.

4.  Additional Documents.   The Company and each Controlling Stockholder hereby covenant and agree to execute and deliver any additional documents requested by the other as are reasonably necessary to carry out the purpose and intent of this Agreement.

5.  Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

6.  Miscellaneous.

(a)  Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(b)  Governing Law.  THE PROVISIONS OF THIS AGREEMENT, ITS

EXECUTION, PERFORMANCE OR NONPERFORMANCE, INTERPRETATION, TERMINATION, CONSTRUCTION AND ALL MATTERS BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (WHETHER IN EQUITY, LAW OR STATUTE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS, BOTH PROCEDURAL AND SUBSTANTIVE, OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS THAT IF APPLIED MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(c)  Venue.  UNLESS OTHERWISE EXPLICITLY PROVIDED IN THIS AGREEMENT, ANY ACTION, CLAIM, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT SHALL BE BROUGHT IN THE STATE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR IN ANY OTHER COURT OF COMPETENT JURISDICTION IF SUCH STATE OR FEDERAL COURTS IN NEW YORK DO NOT HAVE JURISDICTION OVER SUCH MATTER, WITHOUT BOND OR OTHER SECURITY BEING REQUIRED.

(d)  Exclusive Jurisdiction.  Each of the parties hereto hereby submits to the jurisdiction of any state or federal court sitting in New York City, New York, in any action arising out of or relating to this Agreement or the transactions contemplated hereby and agrees that all claims in respect of such action may be heard and determined in any such court.  Each party hereto also agrees not to bring any action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

(e)  Waiver of Jury Trial.  EACH PARTY HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION BROUGHT BY OR AGAINST IT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f)  Counterparts; Electronic Transmission.  This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or other electronic transmission followed promptly by an executed original), each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

(g)  Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and shall be deemed to have been given (i) when personally delivered or delivered by facsimile transmission with confirmation of delivery, (ii) one Business Day after deposit with Federal Express or similar overnight courier service, or (iii) three Business Days after being mailed by registered, certified or first class mail, return receipt requested.  Notices and any other communications to the Company or any Controlling Stockholder shall be sent to the following addresses (or to such other address with respect to a party as such party notifies the other in writing as provided in this Section 6(g)):

If to the Company, to:

UniTek Global Services, Inc.
1777 Sentry Parkway West
Blue Bell, PA  19422
Attn:  Kyle M. Hall, Esq.

Facsimile:  (267) 464-1700

With a required copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: Justin W. Chairman, Esq.
Facsimile: (215) 963-5061

If to any Controlling Stockholder, to:

HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn:  Peter Brodsky
Facsimile:  (214) 720-7888

With a required copy to:

HM Capital Partners LLC
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Dave Knickel, CFO
Facsimile: (214) 740-7331

(h)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  Upon such determination that any term or other provision is prohibited or invalid under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(i)  Specific Performance; Injunctive Relief.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  The equitable remedies described in this Section 6(i) shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement are permitted to elect to pursue in accordance with this Agreement.

(j)  Complete Agreement.  This Agreement and the exhibits hereto contain the complete agreement between the parties hereto with respect to the subject matter herein and supersede all prior agreements and understandings, whether written or oral, between the parties hereto that may have related to the subject matter hereof in any way.

(k)  Amendment.  This Agreement and the exhibits hereto may be amended or modified only by an instrument in writing duly executed by the parties hereto.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

UNITEK GLOBAL SERVICES, INC.

By:	/s/ Ronald Lejman
	Name:	Ronald Lejman
	Title:	Chief Financial Officer

HM UNITEK COINVEST, LP

By:	Sector Performance LLC, its general partner

By:	/s/ William G. Neisel
	Name:	William G. Neisel
	Title:	Treasurer

STOCKHOLDERS:

SECTOR PERFORMANCE FUND, LP

By:	Sector Performance GP, LP, its general partner

By:	Sector Performance LLC, its general partner

By:	/s/ William G. Neisel
	Name:	William G. Neisel
	Title:	Treasurer

SPF SBS, LP

By:	Sector Performance LLC, its general partner

By:	/s/ William G. Neisel
	Name:	William G. Neisel
	Title:	Treasurer

[Signature Page to Nominating Agreement]

Exhibit A
Controlling Stockholders

HM UNITEK COINVEST, LP

SECTOR PERFORMANCE FUND, LP

SPF SBS, LP